UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	October 15, 2002

LIBERATE TECHNOLOGIES
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26565	94-3245315
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2 Circle Star Way, San Carlos, California	94070-6200
(Address of Principal Executive Offices)	(Zip Code)

Company’s telephone number, including area code:	(650) 701-4000

(Former Name or Former Address, if Changed Since Last Report.)

Item 5.           Other Events

                Liberate Technologies plans to restate its financial results for its fourth quarter and fiscal year ended May 31, 2002.  This determination comes after Liberate recently discovered facts calling into question the appropriateness and timing of revenue recognition involving a single-transaction license fee of $1.84 million.

                Liberate’s Audit Committee, composed of independent outside directors, has retained independent outside counsel to conduct an inquiry, and is working closely with Liberate and Liberate’s independent auditors.  Although this review is ongoing, Liberate currently believes it will deduct $1.84 million in revenue from total revenues reported for the fourth quarter of fiscal 2002 and re-classify some or all of this revenue as deferred revenue.

                The Audit Committee is seeking to resolve the matter as soon as possible and intends to work with the appropriate regulatory authorities.  Because Liberate’s quarterly Report on SEC Form 10-Q for the first quarter of fiscal 2003 incorporates certain elements of its closing fourth quarter balance sheet, Liberate will not file that 10-Q Report until the inquiry is complete, and expects to file a 10-K/A report at that time.

                The statements above regarding Liberate’s revenue recognition and financial results, the nature and duration of pending reviews, the projected dates by which Liberate will make certain public filings, and any other expectations or anticipated events are “forward-looking” within the meaning of the securities laws and regulations.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially.  For example, Liberate may determine that it should make further accounting adjustments for the transaction currently at issue or for additional transactions, which may increase the amount of any necessary restatements or adjustments.

                Liberate’s press release dated October 15, 2002 regarding these events is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 7.    Exhibits

Exhibit
Number	Description

99.1	Press release, dated October 15, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERATE TECHNOLOGIES

Date: October 15, 2002	By:	/s/ MITCHELL E. KERTZMAN
	Name:	Mitchell E. Kertzman
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release, dated October 15, 2002.